UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2010

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19700 (Commission File Number)	33-0266089 (I.R.S. Employer Identification No.)

9360 Towne Centre Drive

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (858) 552-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2010, the Board of Directors of Amylin Pharmaceuticals, Inc., or Amylin, approved the company’s executive cash bonus plan for 2011, or the Plan.  The Plan is not contained in a formal written document, but a summary of the manner in which executive officer cash bonuses are determined is set forth below.

Amylin’s executive officers are entitled to earn cash bonus compensation based upon the achievement of certain specified corporate goals established by Amylin’s Board of Directors, or the Board.  The corporate goals established for fiscal year 2011 for purposes of the Plan relate to net revenue, non-GAAP operating loss, and product pipeline innovation and development results.

Under the Plan, each participant’s target bonus is established by multiplying such participant’s salary by a percentage value.  The percentage value for each executive officer is based on the participant’s level of responsibility with the company.

Following the end of the year, the Board determines whether the pre-established corporate goals were attained.  Based on this assessment, the Board’s Compensation and Human Resources Committee, or Compensation Committee, awards each participant a cash bonus equal to such participant’s target bonus multiplied by the percentage to which the pre-established corporate goals were attained or exceeded.  The Compensation Committee retains the discretion to determine that a participant will receive a cash bonus in an amount less than or greater than the amount earned by such participant under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated:	December 3, 2010	By:	/s/ Harry J. Leonhardt
Harry J. Leonhardt
Vice President, Legal and Governance,
and Corporate Secretary